UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 25, 2005

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2005, the Nominating and Governance Committee of the Board of Directors of The PNC Financial Services Group, Inc. (the “Corporation”) established an annual retainer of $20,000 for the chairman of the Board’s new Risk Committee, effective as of December 14, 2005. The newly-formed Risk Committee is part of our Board committee restructuring and is discussed in Item 5.03 of this Report.

This new committee chairman annual retainer recognizes the broad scope of responsibilities of the Risk Committee and the time demands we expect will be placed on its chairman. The Nominating and Governance Committee did not make any other changes to the director fee schedules.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On August 25, 2005, our Board of Directors approved amendments to the Corporation’s Articles of Incorporation and By-Laws.

Amendment to Articles of Incorporation

The amendment to our Articles of Incorporation, which took effect on August 29, 2005, authorized a new series of preferred stock: the 7.00 % Non-Cumulative Preferred Stock, Series H (“Series H Preferred Stock”). We authorized this new series so that shares of the Corporation’s preferred stock would be conditionally exchangeable for shares of a new series of preferred stock, which will have materially the same terms as the Series H Preferred Stock, that we intend to issue from a newly established bank subsidiary that will be operated as a real estate investment trust (“REIT”). In order to qualify this new series of REIT preferred stock as Tier 1 bank regulatory capital, the Office of the Comptroller of the Currency (“OCC”) requires the REIT preferred stock to be automatically exchangeable for preferred stock of the Corporation, at the direction of the OCC, which generally would be made under events of severe financial stress relating to PNC Bank, National Association (“PNC Bank”), as described below. The Series H Preferred Stock will be issued only in the event of an exchange of the REIT preferred stock.

The formation of the REIT is part of our strategy to lower the Corporation’s overall cost of capital. We have established the REIT as an indirect, wholly owned subsidiary of PNC Bank, our principal bank subsidiary, and expect the REIT to own various mortgage loan assets and to issue, on an inter-company basis, both common and preferred stock. The REIT preferred stock, which is expected to total $750 million, will be held by a non-bank subsidiary of the Corporation.

We expect approximately $575 million of the REIT preferred stock to be treated as a component of PNC Bank’s Tier 1 capital, in accordance with regulatory limits for “innovative” capital instruments applicable to national banks. We expect the remaining $175 million of REIT preferred stock to be treated as Tier 2 capital. Concurrent with the issuance of the REIT preferred stock, PNC Bank will also reduce its capital surplus by approximately $575 million. As a result, there will be no material impact on the Tier 1 capital of PNC Bank, but the total capital of PNC Bank will increase by approximately $175 million. The Corporation’s regulatory capital will not be impacted.

The newly authorized Series H Preferred Stock consists of 7,500 authorized shares, $1.00 par value. The Corporation will issue shares of this series in exchange for the inter-company REIT preferred stock only at the direction of the OCC and in connection with the occurrence of one of the following: PNC Bank becomes undercapitalized under prompt corrective action regulations; PNC Bank is placed into conservatorship or receivership; or the OCC, in its sole discretion, anticipates PNC Bank becoming undercapitalized in the near term or takes supervisory action that limits the payment of dividends by the REIT.

Series H Preferred Stock will rank pari passu with the Corporation’s Series A, B, C, D, E and F Preferred Stock as to dividends and assets and will rank senior to the Series G Preferred Stock. The Series H Preferred Stock will have a dividend rate of 7.00% per share per annum on the initial liquidation preference of $100,000, if and when declared and paid by the Corporation, and dividends will be non-cumulative. Series H Preferred Stock will have a liquidation preference of $100,000 per share, plus authorized, declared but unpaid dividends up to the date of liquidation, dissolution or winding-up of affairs of the Corporation, and no more, to be paid before any distribution may be made to holders of common stock or any securities that rank junior to the Series H Preferred Stock as to dividends and distributions. The stock will be redeemable by the Corporation for cash in the same amount as the liquidation amount on or after

September 30, 2025. Series H Preferred Stock will be non-voting, except as otherwise required by law, and will have no conversion rights or any retirement or sinking fund benefits.

We have attached a copy of our Articles of Incorporation, as amended and restated to reflect the amendment authorizing the Series H Preferred Stock, to this Report as Exhibit 3.3.

Amendment to By-Laws

The amendment to our By-Laws will be effective December 14, 2005, and implements our new Board committee structure as described below. The amendment also eliminates redundant or unnecessary language and incorporates corporate governance practices adopted by our Board. We have attached the text of the By-Law amendment to this Report as Exhibit 3.4.

At its meeting held on August 25, 2005, our Board approved a revised Board committee structure on the recommendation of its Nominating and Governance Committee. The revised Board committee structure and related committee membership changes will not become effective until December 14, 2005, in order to allow adequate time for director orientation and the implementation of new reporting processes.

As of December 14, 2005, the Board will have the following standing committees: Audit Committee; Executive Committee; Nominating and Governance Committee; Personnel and Compensation Committee; and the newly-formed Risk Committee. The Board’s Credit, Finance, and Operations and Technology Committees will be dissolved as of that date and their responsibilities will be assumed by the Risk Committee.

Our Nominating and Governance Committee recommended the formation of a new Risk Committee after analyzing the board committee structures of peer group financial institutions and after considering the evolution and direction of PNC’s risk management practices. The primary purpose of this restructuring is to enhance the Board’s oversight and understanding of enterprise-wide risk management activities and effectiveness. The new Risk Committee will serve as the primary point of contact between the Board and the management-level Executive Risk Management Committee. The Nominating and Governance Committee and the Board also believe that this revised Board committee structure will result in improved efficiency and cost reductions, reflecting the Board’s strong commitment to the success of our previously-announced One PNC initiative.

In addition to approving the by-law amendment implementing the revised Board committee structure, the Board approved an amended Audit Committee charter, also effective as of December 14, 2005, in order to shift certain responsibilities from that committee to the new Risk Committee, primarily with respect to certain risk management, regulatory, and compliance matters. We will post a copy of the amended Audit Committee charter in the corporate governance section of the “For Investors” page of our corporate website at www.pnc.com once the amended charter is effective. Notwithstanding the creation of the Risk Committee and the amendment of the Audit Committee charter, those committees will coordinate their oversight activities as necessary to properly discharge the Board’s fiduciary obligations.

In connection with implementation of the newly-revised Board committee structure, the Board also made several appointments and changes in committee membership and chairmen. Except for the changes described below, all of which will take effect as of December 14, 2005, the membership of our ongoing Board committees remains the same.

The Board appointed Stephen G. Thieke, current chairman of the Audit Committee, to be a member of the Risk Committee and to serve as its chairman. The other members of the Risk Committee will be Ms. Steffes and Messrs. O’Brien, Rohr, Strigl, and Washington. The Board appointed Paul W. Chellgren, current chairman of the Finance Committee, to replace Mr. Thieke as a member of the Audit Committee and to serve as its chairman. In connection with Mr. Chellgren’s Audit Committee appointment, the Board determined that he is an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission’s rules. The Board appointed Jane G. Pepper to succeed Ms. Steffes as a member of the Nominating and Governance Committee. Also, because the Board’s Executive Committee is composed of our chief executive officer and the chairman of each standing Board committee, when the revised Board committee structure goes into effect, Messrs. Usher (Chairman), Chellgren, Rohr, Strigl, and Thieke will become the members of the Executive Committee.

The Nominating and Governance Committee also approved an annual retainer of $20,000 for the chairman of the new Risk Committee as discussed in Item 1.01 of this Report. This committee chairman annual retainer recognizes the Risk Committee’s broad scope of responsibilities and the time demands that the Nominating and Governance Committee expects will be placed on the Risk Committee chairman.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits. The exhibits listed on the Exhibit Index accompanying this Form 8-K are filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: August 30, 2005	By:	/S/ SAMUEL R. PATTERSON
Samuel R. Patterson
Controller

EXHIBIT INDEX

Number	Description	Method of Filing
3.3	Articles of Incorporation of the Corporation as amended and restated to reflect the authorization of a new series of preferred stock (Series H), approved August 25, 2005 and effective as of August 29, 2005	Filed herewith

3.4	Amendment to By-Laws of the Corporation, approved August 25, 2005 and effective as of December 14, 2005	Filed herewith

4.14	Terms of 7.00% Non-Cumulative Preferred Stock, Series H	Incorporated by reference to Exhibit 3.3 of this Report